                               WILLIAMSBURG MANOR
                              1248 DONALDSON DRIVE
                              CARY, NORTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 12, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES (R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES (R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      WILLIAMSBURG MANOR
         1248 DONALDSON DRIVE
         GARY, WAKE COUNTY, NORTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 183 units with a total of 212,750 square feet of rentable area. The improvements were built in 1971. The improvements are situated on 16.02 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 12, 2003 is:

                                            ($8,700,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                /s/ Frank Fehribach
June 30, 2003                   Frank Fehribach, MAI
#053272                         Managing Principal, Real Estate Group
                                North Carolina Temporary Practice Permit #2578

Report By:
Jimmy Pat James, MAI
North Carolina Temporary Practice Permit #2603

Assisted By:
J. Chad Walker

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary........................................................   4
Introduction.............................................................   9
Area Analysis............................................................  11
Market Analysis..........................................................  14
Site Analysis............................................................  16
Improvement Analysis.....................................................  16
Highest and Best Use.....................................................  17

                                    VALUATION

Valuation Procedure......................................................  18
Sales Comparison Approach................................................  20
Income Capitalization Approach...........................................  26
Reconciliation and Conclusion............................................  37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Williamsburg Manor
LOCATION:                       1248 Donaldson Drive
                                Cary, North Carolina

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee simple estate

DATE OF VALUE:                  May 12, 2003
DATE OF REPORT:                 June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
     Size:                      16.02 acres, or 697,831 square feet
     Assessor Parcel No.:       773432717
     Floodplain:                Community Panel No. 37183C0502E (March 3, 1992)
                                Flood Zone X, an area outside the floodplain.
     Zoning:                    R-MF-12 (Multi-family-12 Residential District)

BUILDING:
     No. of Units:              183 Units
     Total NRA:                 212,750 Square Feet
     Average Unit Size:         1,163 Square Feet
     Apartment Density:         11.4 units per acre
     Year Built:                1971

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                  Market Rent
                   Square    ---------------------     Monthly       Annual
 Unit Type          Feet     Per Unit        Per SF    Income        Income
-----------------------------------------------------------------------------
IBr/lBa EFF           750      $599          $0.80     $    599    $    7,188
IBr/lBa             1,000      $699          $0.70     $    699    $    8,388
2Br/lBa             1,000      $749          $0.75     $    749    $    8,988
2Br/1.5Ba           1,100      $700          $0.64     $ 84,000    $1,008,000
3Br/1.5Ba           1,300      $850          $0.65     $ 51,000    $  612,000
                                                       --------    ----------
                                             Total     $137,047    $1,644,564
                                                       ========    ==========

OCCUPANCY:                      93%
ECONOMIC LIFE:                  45 Years
EFFECTIVE AGE:                  25 Years
REMAINING ECONOMIC LIFE:        20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

    [PICTURE]

EXTERIOR - OFFICE

    [PICTURE]

INTERIOR - OFFICE

                                    AREA MAP

[MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                NEIGHBORHOOD MAP

[MAP]

HIGHEST AND BEST USE:
     As Vacant:               Hold for future multi-family development
     As Improved:             Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                      Amount              $/Unit
                                                      ------              ------
DIRECT CAPITALIZATION
Potential Rental Income                     $   1,644,564              $ 8,987
Effective Gross Income                      $   1,556,028              $ 8,503
Operating Expenses                          $     661,937              $ 3,617          42.5% of EGI
Net Operating Income:                       $     848,341              $ 4,636

Capitalization Rate                                  9.50%
DIRECT CAPITALIZATION VALUE                 $   8,900,000 *            $48,634 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                   10 years
2002 Economic Vacancy                                  11%
Stabilized Vacancy & Collection Loss:                   9%
Lease-up / Stabilization Period                       N/A
Terminal Capitalization Rate                        10.00%
Discount Rate                                       11.50%
Selling Costs                                        3.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                  $   8,700,000 *            $47,541 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $   8,700,000              $47,541 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)   $      38,375 to $61,500
       Range of Sales $/Unit (Adjusted)     $      46,050 to $49,361
VALUE INDICATION - PRICE PER UNIT           $   8,700,000 *            $47,541 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales    5.64 to 6.90
       Selected EGIM for Subject                     5.75
       Subject's Projected EGI              $   1,556,028
EGIM ANALYSIS CONCLUSION                    $   8,900,000 *            $48,634 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $   8,700,000 *            $47,541 / UNIT

RECONCILED SALES COMPARISON VALUE           $   8,700,000              $47,541 / UNIT

----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                         $8,700,000
     NOI Per Unit                           $8,700,000
     EGIM Multiplier                        $8,900,000
INDICATED VALUE BY SALES COMPARISON         $8,700,000      $47,541 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:          $8,900,000
     Discounted Cash Flow Method:           $8,700,000
INDICATED VALUE BY THE INCOME APPROACH      $8,700,000      $47,541 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:        $8,700,000      $47,541 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1248 Donaldson Drive, Cary, Wake County, North Carolina. Cary identifies it as 773432717.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by J. Chad Walker on May 12, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. J. Chad Walker assisted Jimmy Pat James, MAI with the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI, and J. Chad Walker have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 12, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:        6 to 12 months
   EXPOSURE PERIOD:         6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Consolidated Capital Institutional Properties 3. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Cary, North Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Interstate Highway 40
West   - Walnut Street
South  - U.S. Highway 1
North  - Cary Towne Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include MCI Telecommunications; Nortel; Cisco Systems; IBM; State of North Carolina; Wake County Public School; North Carolina State University; Wake County: and the City of Raleigh. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                             ----------------------------------------
       CATEGORY              1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS       MSA
----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                7,489        60,612       151,666     1,249,659
5-Year Population                 7,527        66,564       175,164     1,408,794
% Change CY-5Y                      0.5%          9.8%         15.5%         12.7%
Annual Change CY-5Y                 0.1%          2.0%          3.1%          2.5%

HOUSEHOLDS
Current Households                3,111        25,038        57,700       484,776
5-YearProjected Households        3,159        27,406        66,358       545,189
% Change CY - 5Y                    1.5%          9.5%         15.0%         12.5%
Annual Change CY-5Y                 0.3%          1.9%          3.0%          2.5%

INCOME TRENDS
Median Household Income      $   68,139    $   65,882    $   69,855    $   55,832
Per Capita Income            $   28,505    $   28,402    $   29,001    $   25,814
Average Household Income     $   70,250    $   70,860    $   75,881    $   66,544

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region.

The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                             ----------------------------------------
       CATEGORY              1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS    MSA
-------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting         34.73%        40.72%        40.44%      33.18%
5-Year Projected % Renting      33.43%        40.07%        40.21%      32.28%

% of Households Owning          59.60%        54.59%        55.31%      61.69%
5-Year Projected % Owning       60.42%        55.33%        55.78%      63.00%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Residential townhomes
South - Office/retail
East  - Apartment
West  - Single family residential

CONCLUSIONS

The subject is well located within the city of Cary. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Cary in Wake County. The overall pace of development in the subject's market is more or less stable. Reed Development has begun construction on a 156-unit complex at Village Green and Lake Wheeler Road. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period           Region        Submarket
----------------------------------------
 1Q01              8.1%           8.6%
 3Q01              9.6%          10.4%
 1Q02             12.5%          15.0%
 3Q02             12.0%           9.8%
 1Q03             12.6%          10.5%

Source: REAL DATA Real Estate Information Services Apartment Index 1Q03

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. The Raleigh-Durham apartment as a whole is reporting a high vacancy rate of 12.6% for 1Q03. Vacancy rates in the Triangle (Raleigh, Durham, Chapel Hill) area have steadily been rising since 1996, according to REAL DATA Real Estate Information Services Apartment Index 1Q03. In contrast, the Raleigh-Southwest Submarket is posting vacancy rates of 10.5%. This submarket is the second largest in the Triangle and includes the rapidly growing areas of Cary, Morrisville and Apex.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period         Region        % Change       Submarket       % Change
---------------------------------------------------------------------
 1Q01           $746              -           $830              -
 3Q01           $763            2.3%          $840            1.2%
 1Q02           $764            0.1%          $826           -1.7%
 3Q02           $761           -0.4%          $817           -1.1%
 1Q03           $758           -0.4%          $803           -1.7%

Source: REAL DATA Real Estate Information Services Apartment Index 1Q03

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.               Property Name        Units   Ocpy.   Year Built         Proximity to subject
--------------------------------------------------------------------------------------------------------
  R-l          Sumter Square              391     86%       1970      1.5 miles northeast of the subject
  R-2          Oxford Square              184     75%       1975      1.5 miles northwest of the subject
  R-3          Misty Woods                360     97%       1984      0.20 mile northeast of the subject
  R-4          Woodcreek                  254     80%       1980      0.30 mile northeast of the subject
  R-5          Merriwood                  152     86%       1985      1.5 miles northwest of the subject
Subject        Williamsburg Manor         183     93%       1971

The Raleigh-Southwest submarket as well as the Triangle as a whole has experienced declining apartment rental rates over the past two years. This is due in part to the economic slowdown of the national economy and low interest rates currently being offered. As of 1Q03, the average rental rate for the Southwest submarket was $803, which is $45 above the Region at $758. However, rates are currently stabilizing and should remain at these levels in the short-term. As the national economy improves so should contract rental rates.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                  16.02 acres, or 697,831 square feet
  Shape                      Irregular
  Topography                 Level
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Good
  Flood Zone:
     Community Panel         37183C0502E, dated March 3, 1992
     Flood Zone              Zone X
  Zoning                     R-MF-12, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                              ASSESSED VALUE - 2002
                 ---------------------------------------      TAX RATE /    PROPERTY
PARCEL NUMBER       LAND        BUILDING         TOTAL        MILL RATE      TAXES
------------------------------------------------------------------------------------
  773432717      $1,464,000    $7,786,095     $9,250,095       0.01024      $94,681

IMPROVEMENT ANALYSIS
  Year Built                 1971
  Number of Units            183
  Net Rentable Area          212,750 Square Feet
  Construction:
    Foundation               Reinforced concrete slab
    Frame                    Heavy or light wood
    Exterior Walls           Wood or vinyl siding
    Roof                     Composition shingle over a wood truss structure
  Project Amenities          Amenities at the subject include a swimming pool,
                             basketball court, tennis court, laundry room, and
                             parking area.
  Unit Amenities             Individual unit amenities include a garage,
                             balcony, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

Unit Mix:

                                                       Unit Area
 Unit Type                Number of Units              (Sq. Ft.)
----------------------------------------------------------------
IBr/lBa EFF                      1                         750
IBr/lBa                          1                       1,000
2Br/lBa                          1                       1,000
2Br/1.5Ba                      120                       1,100
3Br/1.5Ba                       60                       1,300

Overall Condition               Average
Effective Age                   25 years
Economic Life                   45 years
Remaining Economic Life         20 years
Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1971 and consist of a 183-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

SUMMARY OF COMPARABLE SALES-IMPROVED

                                                                        COMPARABLE                    COMPARABLE
            DESCRIPTION                    SUBJECT                        I - 1                          I - 2
------------------------------------------------------------------------------------------------------------------------
    Property Name                    Williamsburg Manor          Calibre Chase                 Cardinal Woods
LOCATION:
    Address                          1248 Donaldson Drive        231 Calibre Chase Drive       1331 Wicklow Drive
    City, State                      Cary, North Carolina        Raleigh, North Carolina       Cary, North Carolina
    County                           Wake                        Wake                          Wake
PHYSICAL CHARATERISTICS:
    Net Rentable Area (SF)           212,750                     171,312                       140,480
    Year Built                       1971                        1988                          1977
    Number of Units                  183                         192                           184
    Unit Mix:                                Type        Total          Type        Total             Type        Total
                                     1Br/1Ba EFF            1    1Br/1Ba - Type 1    48        1Br/1Ba              88
                                     1Br/1Ba                1    1Br/1Ba - Type 2    48        2Br/1.5Ba            96
                                     2Br/1Ba                1    1Br/1Ba - Type 3    24
                                     2Br/1.5Ba            120    2Br/2Ba             72
                                     3Br/1.5Ba             60
    Average Unit Size (SF)           1,163                       892                           763
    Land Area (Acre)                 16.0200                     23.4800                       14.7700
    Density (Units/Acre)             11.4                        8.2                           12.5
    Parking Ratio (Spaces/Unit)      2.36                        N/A                           N/A
    Parking Type (Gr., Cov., etc.)   Open                        Open                          Open
CONDITION:                           Average                     Good                          Average
APPEAL:                              Average                     Good                          Average
AMENITIES:
    Pool/Spa                         Yes/No                      Yes/No                        Yes/No
    Gym Room                         No                          Yes                           No
    Laundry Room                     Yes                         No                            Yes
    Secured Parking                  No                          No                            No
    Sport Courts                     No                          Yes                           No
    Washer/Dryer Connection          Yes                         Yes                           Yes
OCCUPANCY:                           93%                         98%                           90%
TRANSACTION DATA:
    Sale Date                                                    November, 2001                October, 2001
    Sale Price ($)                                               $11,755,000                   $7,061,000
    Grantor                                                      SWA Acquisitions LTD          Excel Realty Trust Inc.

    Grantee                                                      Wilson Investment Properties  CK Cardinal Woods LLC
                                                                 Inc.
    Sale Documentation                                           Book 9142, Page 2745          Book 9100, Page 1740
    Verification                                                 Wake County Records           Wake County Records
    Telephone Number
ESTIMATED PRO-FORMA:                                               Total $   $/Unit  $/SF       Total $    $/Unit   $/SF
    Potential Gross Income                                       $1,890,720  $9,848  $11.04    $1,390,560  $ 7,557  $9.90
    Vacancy/Credit Loss                                          $   75,629  $  394  $ 0.44    $  139,056  $   756  $0.99
    Effective Gross Income                                       $1,815,091  $9,454  $10.60    $1,251,504  $ 6,802  $8.91
    Operating Expenses                                           $  705,889  $3,677  $ 4.12    $  563,177  $ 3,061  $4.01
    Net Operating Income                                         $1,109,202  $5,777  $ 6.47    $  688,327  $ 3,741  $4.90
NOTES:                                                           None                          None
    PRICE PER UNIT                                                           $61,224                       $38,375
    PRICE PER SQUARE FOOT                                                     $68.62                       $ 50.26
    EXPENSE RATIO                                                               38.9%                         45.0%
    EGIM                                                                        6.48                          5.64
    OVERALL CAP RATE                                                            9.44%                         9.75%
    Cap Rate based on Pro Forma or Actual Income?                             ACTUAL                     PRO FORMA

                                                        COMPARABLE                  COMPARABLE                  COMPARABLE
            DESCRIPTION                                   I - 3                       I - 4                        I - 5
------------------------------------------------------------------------------------------------------------------------------------
    Property Name                                Treybrooke                  Oxford Square               Oak Hollow
LOCATION:
    Address                                      201 Treybrooke Drive        1000 Village Greenway       100 Kempwood Drive
    City, State                                  Raleigh, North Carolina     Cary, North Carolina        Raleigh, North Carolina
    County                                       Wake                        Wake                        Wake
PHYSICAL CHARATERISTICS:
    Net Rentable Area (SF)                       228,000                     155,560                     213,200
    Year Built                                   1989                        1975                        1985
    Number of Units                              200                         184                         240
    Unit Mix:                                           Type       Total            Type        Total       Type              Total
                                                 1Br/1Ba             40      1Br/1Ba - Type 1      8     1Br/1Ba - Type 1      40
                                                 2Br/1.5Ba           40      1Br/1Ba - Type 2     12     1Br/1Ba - Type 2      20
                                                 2Br/2Ba             80      1Br/1Ba - Type 3      8     1Br/1Ba - Type 3      10
                                                 3Br/2.5Ba           40      1Br/1Ba - Type 4     12     1Br/1Ba - Type 4      90
                                                                             2Br/1Ba - Type 1     36     2Br/2Ba               80
                                                                             2Br/1Ba - Type 2     18
                                                                             2Br/1Ba - Type 3     12
                                                                             2Br/2Ba              54
                                                                             3Br/1.5Ba-Type 1     12
                                                                             3Br/1.5Ba-Type 2      4
                                                                             3Br/1.5Ba-Type 3      6
                                                                             3Br/1.5Ba-Type 4      2
    Average Unit Size (SF)                       1,140                       845                         888
    Land Area (Acre)                             20.2000                     15.1900                     27.3300
    Density (Units/Acre)                         9.9                         12.1                        8.8
    Parking Ratio (Spaces/Unit)                  N/A                         N/A                         N/A
    Parking Type (Gr., Cov., etc.)               Open                        Open                        Open
CONDITION:                                       Average                     Average                     Good
APPEAL:                                          Average                     Average                     Average
AMENITIES:
    Pool/Spa                                     Yes/No                      Yes/No                      Yes/Yes
    Gym Room                                     Yes                         Yes                         No
    Laundry Room                                 Yes                         Yes                         Yes
    Secured Parking                              Yes                         No                          No
    Sport Courts                                 No                          No                          Yes
    Washer/Dryer Connection                      Yes                         Yes                         Yes
OCCUPANCY:                                       92%                         89%                         83%
TRANSACTION DATA:
    Sale Date                                    April, 2001                 August, 2000                December, 2000
    Sale Price ($)                               $12,300,000                 $8,650,000                  $12,250,000
    Grantor                                      Richard M. Drew             Oxford Square LLC           Affiliated Equities Real
                                                                                                         Estate Limited Partnership
    Grantee                                      Treybrooke Associates LTD   Oxford Square Cary LLC      BNP Realty LLC
                                                 Partnership
    Sale Documentation                           Book 8875, Page 2226        Book 8648, Page 1690        Book 8782, Page 2508
    Verification                                 Wake County Records         Wake County Records         Wake County Records
    Telephone Number
ESTIMATED PRO-FORMA:                               Total $   $/Unit  $/SF     Total $    $/Unit   $/SF      Total $   $/Unit   $/SF
    Potential Gross Income                       $1,937,760  $9,689  $8.50   $1,470,528  $ 7,992  $9.45  $2,196,480  $ 9,152  $10.30
    Vacancy/Credit Loss                          $  155,021  $  775  $0.68   $  117,642  $   639  $0.76  $  263,578  $ 1,098  $ 1.24
    Effective Gross Income                       $1,782,739  $8,914  $7.82   $1,352,886  $ 7,353  $8.70  $1,932,902  $ 8,054  $ 9.07
    Operating Expenses                           $  713,096  $3,565  $3.13   $  608,799  $ 3,309  $3.91  $  773,161  $ 3,222  $ 3.63
    Net Operating Income                         $1,069,643  $5,348  $4.69   $  744,087  $ 4,044  $4.78  $1,159,741  $ 4,832  $ 5.44
NOTES:                                           None                        None                        None
    PRICE PER UNIT                                          $61,500                      $47,011                     $51,042
    PRICE PER SQUARE FOOT                                   $ 53.95                      $ 55.61                     $ 57.46
    EXPENSE RATIO                                              40.0%                        45.0%                       40.0%
    EGIM                                                       6.90                         6.39                        6.34
    OVERALL CAP RATE                                           8.70%                        8.60%                       9.47%
    Cap Rate based on Pro Forma or Actual Income?         PRO FORMA                    PRO FORMA                    PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                               IMPROVED SALES MAP

[MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $38,375 to $61,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $46,050 to $49,361 per unit with a mean or average adjusted price of $47,801 per unit. The median adjusted price is $48,490 per unit. Based on the following analysis, we have concluded to a value of $48,000 per unit, which results in an "as is" value of $8,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

SALES ADJUSTMENT GRID

                                                                       COMPARABLE                       COMPARABLE
            DESCRIPTION                      SUBJECT                     I - 1                             I - 2
--------------------------------------------------------------------------------------------------------------------------
    Property Name                     Williamsburg Manor     Calibre Chase                    Cardinal Woods
    Address                           1248 Donaldson Drive   231 Calibre Chase Drive          1331 Wicklow Drive
    City                              Cary, North Carolina   Raleigh, North Carolina          Cary, North Carolina
    Sale Date                                                November, 2001                   October, 2001
    Sale Price ($)                                           $11,755,000                      $7,061,000
    Net Rentable Area (SF)            212,750                171,312                          140,480
    Number of Units                   183                    192                              184
    Price Per Unit                                           $61,224                          $38,375
    Year Built                        1971                   1988                             1977
    Land Area (Acre)                  16.0200                23.4800                          14.7700
VALUE ADJUSTMENTS                          DESCRIPTION             DESCRIPTION        ADJ.         DESCRIPTION        ADJ.
    Property Rights Conveyed          Fee Simple Estate      Fee Simple Estate          0%    Fee Simple Estate         0%
    Financing                                                Cash To Seller             0%    Cash To Seller            0%
    Conditions of Sale                                       Arm's Length               0%    Arm's Length              0%
    Date of Sale (Time)                                      11-2001                    0%    10-2001                   0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                     $61,224                           $38,375
    Location                                                 Comparable                 0%    Inferior                 20%
    Number of Units                   183                    192                        0%    184                       0%
    Quality / Appeal                  Average                Superior                 -10%    Superior                 -5%
    Age / Condition                   1971                   1988 / Good              -10%    1977 / Average            0%
    Occupancy at Sale                 93%                    98%                        0%    90%                       0%
    Amenities                         Fair                   Superior                  -5%    Comparable                0%
    Average Unit Size (SF)            1,163                  892                        5%    763                       5%
PHYSICAL ADJUSTMENT                                                                   -20%                             20%
FINAL ADJUSTED VALUE ($/UNIT)                                           $48,979                           $46,050

                                               COMPARABLE                      COMPARABLE                       COMPARABLE
            DESCRIPTION                          I - 3                            I - 4                           I - 5
----------------------------------------------------------------------------------------------------------------------------------
    Property Name                    Treybrooke                       Oxford Square                   Oak Hollow
    Address                          201 Treybrooke Drive             1000 Village Greenway           100 Kempwood Drive
    City                             Raleigh, North Carolina          Cary, North Carolina            Raleigh, North Carolina
    Sale Date                        April, 2001                      August, 2000                    December, 2000
    Sale Price ($)                   $12,300,000                      $8,650,000                      $12,250,000
    Net Rentable Area (SF)           228,000                          155,560                         213,200
    Number of Units                  200                              184                             240
    Price Per Unit                   $61,500                          $47,011                         $51,042
    Year Built                       1989                             1975                            1985
    Land Area (Acre)                 20.2000                          15.1900                         27.3300
VALUE ADJUSTMENTS                          DESCRIPTION        ADJ.          DESCRIPTION       ADJ.          DESCRIPTION       ADJ.
    Property Rights Conveyed         Fee Simple Estate          0%    Fee Simple Estate         0%    Fee Simple Estate         0%
    Financing                        Cash To Seller             0%    Cash To Seller            0%    Cash To Seller            0%
    Conditions of Sale               Arm's Length               0%    Arm's Length              0%    Arm's Length              0%
    Date of Sale (Time)              04-2001                    0%    08-2000                   0%    12-2000                   0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)             $61,500                           $47,011                          $51,042
    Location                         Superior                  -5%    Inferior                  5%    Comparable                0%
    Number of Units                  200                        0%    184                       0%    240                       5%
    Quality / Appeal                 Superior                  -5%    Superior                 -5%    Superior                -10%
    Age / Condition                  1989 / Average           -10%    1975 / Average            0%    1985 / Good             -10%
    Occupancy at Sale                92%                        0%    89%                       5%    83%                       5%
    Amenities                        Superior                  -5%    Superior                 -5%    Comparable                0%
    Average Unit Size (SF)           1,140                      0%    845                       5%    888                       5%
PHYSICAL ADJUSTMENT                                           -25%                              5%                             -5%
FINAL ADJUSTED VALUE ($/UNIT)                   $46,125                           $49,361                          $48,490

SUMMARY

VALUE RANGE (PER UNIT)                  $46,050    TO     $49,361
MEAN (PER UNIT)                         $47,801
MEDIAN (PER UNIT)                       $48,490
VALUE CONCLUSION (PER UNIT)             $48,000

VALUE OF IMPROVEMENT & MAIN SITE                                    $8,784,000
   PV OF CONCESSIONS                                               -$   78,000
VALUE INDICATED BY SALES COMPARISON APPROACH                        $8,706,000
ROUNDED                                                             $8,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                             NOI PER UNIT COMPARISON

                          SALE PRICE                 NOI/        SUBJECT NOI
COMPARABLE    NO. OF      ----------               --------     --------------  ADJUSTMENT   INDICATED
    NO.        UNITS      PRICE/UNIT      OAR      NOI/UNIT     SUBJ. NOI/UNIT    FACTOR     VALUE/UNIT
-------------------------------------------------------------------------------------------------------
    I-1         192      $11,755,000     9.44%    $1,109,202      $  848,341       0.802     $  49,128
                         $    61,224              $    5,777      $    4,636
    I-2         184      $ 7,061,000     9.75%    $  688,327      $  848,341       1.239     $  47,554
                         $    38,375              $    3,741      $    4,636
    I-3         200      $12,300,000     8.70%    $1,069,643      $  848,341       0.867     $  53,307
                         $    61,500              $    5,348      $    4,636
    I-4         184      $ 8,650,000     8.60%    $  744,087      $  848,341       1.146     $  53,890
                         $    47,011              $    4,044      $    4,636
    I-5         240      $12,250,000     9.47%    $1,159,741      $  848,341       0.959     $  48,966
                         $    51,042              $    4,832      $    4,636

                                   PRICE/UNIT

    Low                 High                Average                 Median
$47,554               $53,890               $50,569                $49,128

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                                 $   48,000
Number of Units                                                 183

Value                                                    $8,784,000
     PV of Concessions                                  -$   78,000
                                                         ----------
Value Based on NOI Analysis                              $8,706,000
                                     Rounded             $8,700,000

The adjusted sales indicate a range of value between $47,554 and $53,890 per unit, with an average of $50,569 per unit. Based on the subject's competitive position within the improved sales, a value of $48,000 per unit is estimated. This indicates an "as is" market value of $8,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                             SALE PRICE
COMPARABLE     NO. OF        ----------         EFFECTIVE      OPERATING                 SUBJECT
   NO.          UNITS        PRICE/UNIT       GROSS INCOME      EXPENSE       OER     PROJECTED OER      EGIM
--------------------------------------------------------------------------------------------------------------
   1-1          192         $11,755,000        $1,815,091       $705,889     38.89%                      6.48
                            $    61,224
   1-2          184         $ 7,061,000        $1,251,504       $563,177     45.00%                      5.64
                            $    38,375
   1-3          200         $12,300,000        $1,782,739       $713,096     40.00%       42.54%         6.90
                            $    61,500
   1-4          184         $ 8,650,000        $1,352,886       $608,799     45.00%                      6.39
                            $    47,011
   1-5          240         $12,250,000        $1,932,902       $773,161     40.00%                      6.34
                            $    51,042

                                      EGIM

Low                   High                Average               Median
---                   ----                -------               ------
5.64                  6.90                  6.35                  6.39

          VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                              5.75
Subject EGI                                                          $1,556,028

Value                                                                $8,947,162
     PV of Concessions                                              -$   78,000
                                                                     ----------
Value Based on EGIM Analysis                                         $8,869,162
                                                 Rounded             $8,900,000

                         Value Per Unit                              $   48,634

There is an inverse relationship, which generally holds among EGEVIs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 42.54% before reserves. The comparable sales indicate a range of expense ratios from 38.89% to 45.00%, while their EGIMs range from 5.64 to 6.90. Overall, we conclude to an EGIM of 5.75, which results in an "as is" value estimate in the EGIM Analysis of $8,900,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $8,700,000.

Price Per Unit                  $8,700,000
NOI Per Unit                    $8,700,000
EGIM Analysis                   $8,900,000

Sales Comparison Conclusion     $8,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                           Average
                   Unit Area       ----------------------
 Unit Type         (Sq. Ft.)       Per Unit         Per SF       %Occupied
---------------------------------------------------------------------------
IBr/lBa EFF           750            $599           $0.80          100.0%
IBr/lBa              1000            $699           $0.70          100.0%
2Br/lBa              1000            $749           $0.75          100.0%
2Br/1.5Ba            1100            $681           $0.62           92.5%
3Br/1.5Ba            1300            $781           $0.60           95.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                  RENT ANALYSIS

                                                                  COMPARABLE RENTS
                                                      ------------------------------------------
                                                       R-1     R-2     R-3      R-4       R-5
                                                      ------------------------------------------
                                                      Sumter  Oxford   Misty
                                                      Square  Square   Woods Woodcreek Merriwood
                                                      ------------------------------------------
                                     SUBJECT SUBJECT            COMPARISON TO SUBJECT
                        SUBJECT UNIT ACTUAL   ASKING -------------------------------------------
      DESCRIPTION           TYPE      RENT     RENT  Similar Similar Similar  Similar   Similar    MIN   MAX   MEDIAN AVERAGE
-----------------------------------------------------------------------------------------------------------------------------
Monthly Rent            1Br/1Ba EFF   $  599  $  599  $  565  $  617  $  621  $  435    $  528   $  435 $  621 $  565  $  553
Unit Area (SF)                           750     750     700     696     679     655       722      655    722    696     690
Monthly Rent Per Sq. Ft.              $ 0.80  $ 0.80  $ 0.81  $ 0.89  $ 0.91  $ 0.66    $ 0.73   $ 0.66 $ 0.91 $ 0.81  $ 0.80
Monthly Rent            1Br/1Ba       $  699  $  699                          $  595             $  595 $  595 $  595  $  595
Unit Area (SF)                         1,000   1,000                             811                811    811    811     811
Monthly Rent Per Sq. Ft.              $ 0.70  $ 0.70                          $ 0.73             $ 0.73 $ 0.73 $ 0.73  $ 0.73
Monthly Rent            2Br/1Ba       $  749  $  739          $  700                    $  630   $  630 $  700 $  665  $  665
Unit Area (SF)                         1,000   1,000             970                       872      872    970    921     921
Monthly Rent Per Sq. Ft.              $ 0.75  $ 0.74          $ 0.72                    $ 0.72   $ 0.72 $ 0.72 $ 0.72  $ 0.72
Monthly Rent            2Br/1.5Ba     $  681  $  769  $  679          $  731  $  715    $  650   $  650 $  731 $  697  $  694
Unit Area (SF)                         1,100   1,100   1,024             950     987       920      920  1,024    969     970
Monthly Rent Per Sq. Ft.              $ 0.62  $ 0.70  $ 0.66          $ 0.77  $ 0.72    $ 0.71   $ 0.66 $ 0.77 $ 0.72  $ 0.72
Monthly Rent            3Br/1.5Ba     $  781  $  879  $  760  $  850                    $  795   $  760 $  850 $  795  $  802
Unit Area (SF)                         1,300   1,300   1,100   1,280                     1,140    1,100  1,280  1,140   1,173
Monthly Rent Per Sq. Ft.              $ 0.60  $ 0.68  $ 0.69  $ 0.66                    $ 0.70   $ 0.66 $ 0.70 $ 0.69  $ 0.68

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                         Market Rent
                                         Unit Area    -----------------      Monthly        Annual
 Unit Type             Number of Units   (Sq. Ft.)    Per Unit    Per SF     Income         Income
----------------------------------------------------------------------------------------------------
IBr/lBa EFF                   1              750        $599      $0.80     $    599      $    7,188
IBr/lBa                       1            1,000        $699      $0.70     $    699      $    8,388
2Br/lBa                       1            1,000        $749      $0.75     $    749      $    8,988
2Br/1.5Ba                   120            1,100        $700      $0.64     $ 84,000      $1,008,000
3Br/1.5Ba                    60            1,300        $850      $0.65     $ 51,000      $  612,000
                                                                            --------      ----------
                                                                  Total     $137,047      $1,644,564
                                                                            ========      ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                      FISCAL YEAR 2000        FISCAL YEAR 2001        FISCAL YEAR 2002       FISCAL YEAR 2003
                                  ----------------------------------------------------------------------------------------------
                                          ACTUAL                  ACTUAL                  ACTUAL             MANAGEMENT BUDGET
                                  ----------------------------------------------------------------------------------------------
          DESCRIPTION                TOTAL     PER UNIT      TOTAL     PER UNIT      TOTAL     PER UNIT      TOTAL     PER UNIT
--------------------------------------------------------------------------------------------------------------------------------
Revenues
     Rental Income                $1,687,575  $    9,222  $1,707,741  $    9,332  $1,654,020  $    9,038  $1,641,318  $    8,969

     Vacancy                      $   52,807  $      289  $   88,059  $      481  $  156,866  $      857  $  120,982  $      661
     Credit Loss/Concessions      $   34,400  $      188  $   39,610  $      216  $   32,130  $      176  $   20,100  $      110
                                  ----------------------------------------------------------------------------------------------
           Subtotal               $   87,207  $      477  $  127,669  $      698  $  188,996  $    1,033  $  141,082  $      771

     Laundry Income               $    7,749  $       42  $    8,828  $       48  $   11,994  $       66  $   15,000  $       82
     Garage Revenue               $        0  $        0  $        0  $        0  $        0  $        0  $        0  $        0
     Other Misc. Revenue          $   52,288  $      286  $   58,783  $      321  $   32,483  $      178  $   45,839  $      250
                                  ----------------------------------------------------------------------------------------------
           Subtotal Other Income  $   60,037  $      328  $   67,611  $      369  $   44,477  $      243  $   60,839  $      332

                                  ----------------------------------------------------------------------------------------------
Effective Gross Income            $1,660,405  $    9,073  $1,647,683  $    9,004  $1,509,501  $    8,249  $1,561,075  $    8,530

Operating Expenses
     Taxes                        $  104,077  $      569  $   47,524  $      260  $  143,783  $      786  $  101,210  $      553
     Insurance                    $   34,290  $      187  $   43,062  $      235  $   47,466  $      259  $   51,506  $      281
     Utilities                    $  120,226  $      657  $  131,584  $      719  $  145,837  $      797  $  110,640  $      605
     Repair & Maintenance         $   80,845  $      442  $   77,752  $      425  $   74,142  $      405  $   66,600  $      364
     Cleaning                     $    4,410  $       24  $    5,335  $       29  $    3,755  $       21  $        0  $        0
     Landscaping                  $   23,067  $      126  $   23,953  $      131  $   22,050  $      120  $   45,000  $      246
     Security                     $        0  $        0  $        0  $        0  $        0  $        0  $        0  $        0
     Marketing & Leasing          $   24,853  $      136  $   19,105  $      104  $   24,659  $      135  $   19,200  $      105
     General Administrative       $  190,114  $    1,039  $  187,496  $    1,025  $  160,903  $      879  $  161,331  $      882
     Management                   $   84,869  $      464  $   85,957  $      470  $   77,281  $      422  $   87,060  $      476
     Miscellaneous                $        0  $        0  $        0  $        0  $        0  $        0  $        0  $        0

                                  ----------------------------------------------------------------------------------------------
Total Operating Expenses          $  666,751  $    3,643  $  621,768  $    3,398  $  699,876  $    3,824  $  642,547  $    3,511

     Reserves                     $        0  $        0  $        0  $        0  $        0  $        0  $        0  $        0

                                  ----------------------------------------------------------------------------------------------
Net Income                        $  993,654  $    5,430  $1,025,915  $    5,606  $  809,625  $    4,424  $  918,528  $    5,019
                                  ----------------------------------------------------------------------------------------------

                                     ANNUALIZED 2003
                                  ----------------------
                                        PROJECTION                 AAA PROJECTION
                                  --------------------------------------------------------
          DESCRIPTION                TOTAL     PER UNIT      TOTAL     PER UNIT       %
------------------------------------------------------------------------------------------
Revenues
     Rental Income                $1,606,688  $    8,780  $1,644,564  $    8,987    100.0%

     Vacancy                      $  127,368  $      696  $  123,342  $      674      7.5%
     Credit Loss/Concessions      $      888  $        5  $   24,668  $      135      1.5%
                                  -------------------------------------------------------
           Subtotal               $  128,256  $      701  $  148,011  $      809      9.0%

     Laundry Income               $   12,596  $       69  $   13,725  $       75      0.8%
     Garage Revenue               $        0  $        0  $        0  $        0      0.0%
     Other Misc. Revenue          $   15,520  $       85  $   45,750  $      250      2.8%
                                  -------------------------------------------------------
           Subtotal Other Income  $   28,116  $      154  $   59,475  $      325      3.6%

                                  -------------------------------------------------------
Effective Gross Income            $1,506,548  $    8,233  $1,556,028  $    8,503    100.0%

Operating Expenses
     Taxes                        $  101,104  $      552  $   95,160  $      520      6.1%
     Insurance                    $   77,348  $      423  $   50,325  $      275      3.2%
     Utilities                    $  181,892  $      994  $  128,100  $      700      8.2%
     Repair & Maintenance         $   97,692  $      534  $   73,200  $      400      4.7%
     Cleaning                     $        0  $        0  $        0  $        0      0.0%
     Landscaping                  $   45,256  $      247  $   45,201  $      247      2.9%
     Security                     $        0  $        0  $        0  $        0      0.0%
     Marketing & Leasing          $   33,920  $      185  $   27,450  $      150      1.8%
     General Administrative       $  190,324  $    1,040  $  164,700  $      900     10.6%
     Management                   $   78,884  $      431  $   77,801  $      425      5.0%
     Miscellaneous                $        0  $        0  $        0  $        0      0.0%

                                  -------------------------------------------------------
Total Operating Expenses          $  806,420  $    4,407  $  661,937  $    3,617     42.5%

     Reserves                     $        0  $        0  $   45,750  $      250      6.9%

                                  -------------------------------------------------------
Net Income                        $  700,128  $    3,826  $  848,341  $    4,636     54.5%
                                  -------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                           CAPITALIZATION RATES
              -----------------------------------------------
                    GOING-IN                 TERMINAL
              -----------------------------------------------
               Low             High     Low             High
-------------------------------------------------------------
Range         6.00%           10.00%   7.00%           10.00%
Average               8.14%                    8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.     SALE DATE     OCCUP.     PRICE/UNIT      OAR
-----------------------------------------------------------
   1-1         Nov-01         98%        $61,224      9.44%
   1-2         Oct-01         90%        $38,375      9.75%
   1-3         Apr-01         92%        $61,500      8.70%
   1-4         Aug-00         89%        $47,011      8.60%
   1-5         Dec-00         83%        $51,042      9.47%
                                             High     9.75%
                                              Low     8.60%
                                          Average     9.19%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $8,700,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                               WILLIAMSBURG MANOR

---------------------------------------------------------------------------------------------------------------------------------
             YEAR                        APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009     APR-2010
         FISCAL YEAR                         1            2            3            4            5            6            7
---------------------------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                           $1,644,564   $1,644,564   $1,669,232   $1,702,617   $1,753,696   $1,806,306   $1,860,496

    Vacancy                             $  123,342   $  123,342   $  125,192   $  127,696   $  131,527   $  135,473   $  139,537
    Credit Loss                         $   24,668   $   24,668   $   25,038   $   25,539   $   26,305   $   27,095   $   27,907
    Concessions                         $   32,891   $   24,668   $   25,038   $   17,026   $        0   $        0   $        0
                                        -----------------------------------------------------------------------------------------
         Subtotal                       $  180,902   $  172,679   $  175,269   $  170,262   $  157,833   $  162,568   $  167,445

    Laundry Income                      $   13,725   $   13,725   $   13,931   $   14,209   $   14,636   $   15,075   $   15,527
    Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0   $        0
    Other Misc. Revenue                 $   45,750   $   45,750   $   46,436   $   47,365   $   48,786   $   50,250   $   51,757
                                        -----------------------------------------------------------------------------------------
         Subtotal Other Income          $   59,475   $   59,475   $   60,367   $   61,574   $   63,422   $   65,324   $   67,284
                                        -----------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $1,523,137   $1,531,360   $1,554,330   $1,593,930   $1,659,285   $1,709,063   $1,760,335

OPERATING EXPENSES:
    Taxes                               $   95,160   $   98,015   $  100,955   $  103,984   $  107,103   $  110,317   $  113,626
    Insurance                           $   50,325   $   51,835   $   53,390   $   54,991   $   56,641   $   58,340   $   60,091
    Utilities                           $  128,100   $  131,943   $  135,901   $  139,978   $  144,178   $  148,503   $  152,958
    Repair & Maintenance                $   73,200   $   75,396   $   77,658   $   79,988   $   82,387   $   84,859   $   87,405
    Cleaning                            $        0   $        0   $        0   $        0   $        0   $        0   $        0
    Landscaping                         $   45,201   $   46,557   $   47,954   $   49,392   $   50,874   $   52,400   $   53,972
    Security                            $        0   $        0   $        0   $        0   $        0   $        0   $        0
    Marketing & Leasing                 $   27,450   $   28,274   $   29,122   $   29,995   $   30,895   $   31,822   $   32,777
    General Administrative              $  164,700   $  169,641   $  174,730   $  179,972   $  185,371   $  190,932   $  196,660
    Management                          $   76,157   $   76,568   $   77,717   $   79,696   $   82,964   $   85,453   $   88,017
    Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0   $        0
                                        -----------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  660,293   $  678,228   $  697,426   $  717,998   $  740,414   $  762,627   $  785,506

    Reserves                            $   45,750   $   47,123   $   48,536   $   49,992   $   51,492   $   53,037   $   54,628
                                        -----------------------------------------------------------------------------------------
NET OPERATING INCOME                    $  817,094   $  806,009   $  808,368   $  825,940   $  867,378   $  893,400   $  920,202
---------------------------------------------------------------------------------------------------------------------------------

    Operating Expense Ratio (% of EGI)        43.4%        44.3%        44.9%        45.0%        44.6%        44.6%        44.6%
    Operating Expense Per Unit          $    3,608   $    3,706   $    3,811   $    3,923   $    4,046   $    4,167   $    4,292

---------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
             YEAR                        APR-2011     APR-2012     APR-2013     APR-2014
         FISCAL YEAR                         8            9           10           11
-----------------------------------------------------------------------------------------
REVENUE
    Base Rent                           $1,916,311   $1,973,800   $2,033,014   $2,094,004

    Vacancy                             $  143,723   $  148,035   $  152,476   $  157,050
    Credit Loss                         $   28,745   $   29,607   $   30,495   $   31,410
    Concessions                         $        0   $        0   $        0   $        0
                                        -------------------------------------------------
         Subtotal                       $  172,468   $  177,642   $  182,971   $  188,460

    Laundry Income                      $   15,993   $   16,473   $   16,967   $   17,476
    Garage Revenue                      $        0   $        0   $        0   $        0
    Other Misc. Revenue                 $   53,310   $   54,909   $   56,556   $   58,253
                                        -------------------------------------------------
         Subtotal Other Income          $   69,303   $   71,382   $   73,523   $   75,729
                                        -------------------------------------------------
EFFECTIVE GROSS INCOME                  $1,813,145   $1,867,540   $1,923,566   $1,981,273

OPERATING EXPENSES:
    Taxes                               $  117,035   $  120,546   $  124,162   $  127,887
    Insurance                           $   61,893   $   63,750   $   65,663   $   67,633
    Utilities                           $  157,547   $  162,273   $  167,141   $  172,156
    Repair & Maintenance                $   90,027   $   92,728   $   95,509   $   98,375
    Cleaning                            $        0   $        0   $        0   $        0
    Landscaping                         $   55,592   $   57,259   $   58,977   $   60,746
    Security                            $        0   $        0   $        0   $        0
    Marketing & Leasing                 $   33,760   $   34,773   $   35,816   $   36,891
    General Administrative              $  202,560   $  208,637   $  214,896   $  221,343
    Management                          $   90,657   $   93,377   $   96,178   $   99,064
    Miscellaneous                       $        0   $        0   $        0   $        0
                                        -------------------------------------------------
TOTAL OPERATING EXPENSES                $  809,071   $  833,343   $  858,343   $  884,094

    Reserves                            $   56,267   $   57,955   $   59,693   $   61,484

                                        -------------------------------------------------
NET OPERATING INCOME                    $  947,808   $  976,242   $1,005,529   $1,035,695
-----------------------------------------------------------------------------------------

    Operating Expense Ratio (% of EGI)        44.6%        44.6%        44.6%        44.6%
    Operating Expense Per Unit          $    4,421   $    4,554   $    4,690   $    4,831

-----------------------------------------------------------------------------------------

Estimated Stabilized NOI    $848,341     Sales Expense Rate      3.00%
Months to Stabilized               1     Discount Rate          11.50%
Stabilized Occupancy            92.5%    Terminal Cap Rate      10.00%

Gross Residual Sale Price  $10,356,950   Deferred Maintenance         $        0
     Less: Sales Expense   $   310,708   Add: Excess Land             $        0
                           -----------                                ----------
Net Residual Sale Price    $10,046,241   Other Adjustments            $        0
PV of Reversion            $ 3,382,633   Value Indicated By "DCF"     $8,693,640
Add: NPV of NOI            $ 5,311,007                      Rounded   $8,700,000
                           -----------
PV Total                   $ 8,693,640
                           ===========

                          "DCF" VALUE SENSITIVITY TABLE

                                              DISCOUNT RATE
                    -----------------------------------------------------------------
    TOTAL VALUE       11.00%        11.25%        11.50%        11.75%       12.00%
-------------------------------------------------------------------------------------
            9.50%   $9,161,061    $9,014,786    $8,871,674    $8,731,646   $8,594,625
            9.75%   $9,065,565    $8,921,414    $8,780,374    $8,642,369   $8,507,321
TERMINAL   10.00%   $8,974,844    $8,832,711    $8,693,640    $8,557,555   $8,424,382
CAP RATE   10.25%   $8,888,548    $8,748,335    $8,611,137    $8,476,879   $8,345,489
           10.50%   $8,806,361    $8,667,977    $8,532,562    $8,400,045   $8,270,352

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $78,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                               WILLIAMSBURG MANOR

                                                         TOTAL       PER SQ. FT.    PER UNIT    % OF EGI
---------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                         $1,644,564       $  7.73      $  8,987

    Less: Vacancy & Collection Loss         9.00%     $  148,011       $  0.70      $    809

    Plus: Other Income
        Laundry Income                                $   13,725       $  0.06      $     75      0.88%
        Garage Revenue                                $        0       $  0.00      $      0      0.00%
        Other Misc. Revenue                           $   45,750       $  0.22      $    250      2.94%
                                                      ------------------------------------------------
              Subtotal Other Income                   $   59,475       $  0.28      $    325      3.82%

EFFECTIVE GROSS INCOME                                $1,556,028       $  7.31      $  8,503

OPERATING EXPENSES:
    Taxes                                             $   95,160       $  0.45      $    520      6.12%
    Insurance                                         $   50,325       $  0.24      $    275      3.23%
    Utilities                                         $  128,100       $  0.60      $    700      8.23%
    Repair & Maintenance                              $   73,200       $  0.34      $    400      4.70%
    Cleaning                                          $        0       $  0.00      $      0      0.00%
    Landscaping                                       $   45,201       $  0.21      $    247      2.90%
    Security                                          $        0       $  0.00      $      0      0.00%
    Marketing & Leasing                               $   27,450       $  0.13      $    150      1.76%
    General Administrative                            $  164,700       $  0.77      $    900     10.58%
    Management                              5.00%     $   77,801       $  0.37      $    425      5.00%
    Miscellaneous                                     $        0       $  0.00      $      0      0.00%

TOTAL OPERATING EXPENSES                              $  661,937       $  3.11      $  3,617     42.54%

    Reserves                                          $   45,750       $  0.22      $    250      2.94%
                                                      ------------------------------------------------
NET OPERATING INCOME                                  $  848,341       $  3.99      $  4,636     54.52%
                                                      ------------------------------------------------

    "GOING IN" CAPITALIZATION RATE                          9.50%

    VALUE INDICATION                                  $8,929,903       $ 41.97      $ 48,797

    PV OF CONCESSIONS                                ($   78,000)

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)              $8,851,903

                                ROUNDED               $8,900,000       $ 41.83      $ 48,634
---------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE          ROUNDED       $/UNIT       $/SF
----------------------------------------------------------------
  8.75%       $9,617,324     $9,600,000     $52,459      $45.12
  9.00%       $9,348,009     $9,300,000     $50,820      $43.71
  9.25%       $9,093,252     $9,100,000     $49,727      $42.77
  9.50%       $8,851,903     $8,900,000     $48,634      $41.83
  9.75%       $8,622,932     $8,600,000     $46,995      $40.42
 10.00%       $8,405,408     $8,400,000     $45,902      $39.48
 10.25%       $8,198,496     $8,200,000     $44,809      $38.54

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $8,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis   $8,700,000
Direct Capitalization Method    $8,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $8,700,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

        Cost Approach              Not Utilized
Sales Comparison Approach           $8,700,000
Income Approach                     $8,700,000
Reconciled Value                    $8,700,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. In vestment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 12, 2003 the market value of the fee simple estate in the property is:

                                   $8,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                              SUBJECT PHOTOGRAPHS

            [PICTURE]                                      [PICTURE]

        EXTERIOR - OFFICE                              INTERIOR - OFFICE

           [PICTURE]                                       [PICTURE]

 EXTERIOR - APARTMENT BUILDING                   EXTERIOR - APARTMENT BUILDING

           [PICTURE]                                       [PICTURE]

 EXTERIOR - APARTMENT BUILDING                   EXTERIOR - LAUNDRY FACILITY

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                     [PICTURE]

 INTERIOR - TYPICAL UNIT KITCHEN                  INTERIOR - TYPICAL UNIT

           [PICTURE]                                     [PICTURE]

    EXTERIOR - SWIMMING POOL                       EXTERIOR - PLAYGROUND

           [PICTURE]                                     [PICTURE]

    EXTERIOR - TENNIS COURT                       EXTERIOR - PROPERTY SIGN

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1              COMPARABLE I-2              COMPARABLE I-3
     CALIBRE CHASE              CARDINAL WOODS                TREYBROOKE
231 Calibre Chase Drive       1331 Wicklow Drive         201 Treybrooke Drive
Raleigh, North Carolina      Cary, North Carolina       Raleigh, North Carolina
       [PICTURE]                   [PICTURE]                   [PICTURE]

    COMPARABLE I-4              COMPARABLE I-5
     OXFORD SQUARE                OAK HOLLOW
 1000 Village Greenway        100 Kempwood Drive
 Cary, North Carolina       Raleigh, North Carolina
       [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                 COMPARABLE
          DESCRIPTION                                SUBJECT                                       R - 1
----------------------------------------------------------------------------------------------------------------------------
    Property Name                  Williamsburg Manor                           Sumter Square
    Management Company             AIMCO                                        Drucker & Falk LLC
LOCATION:
    Address                        1248 Donaldson Drive                         613 Charleston Road
    City, State                    Cary, North Carolina                         Raleigh, North Carolina
    County                         Wake                                         Wake
    Proximity to Subject                                                        1.5 miles northeast of the subject
PHYSICAL CHARATERISTICS:
    Net Rentable Area (SF)         212,750                                      368,800
    Year Built                     1971                                         1970
    Effective Age                  25                                           33
    Building Structure Type        Brick & wood siding walls; composition       Brick & wood/vinyl siding walls;
                                   shingle roof                                 combination shingle
    Parking Type (Gr., Cov.,etc.)  Open                                         Open
    Number of Units                183                                          391
    Unit Mix:                           Type              Unit  Qty.  Mo. Rent            Type             Unit  Qty.  Mo.
                                   1 1Br/1BaEFF             750    1   $599     1 1BD/1BH                   700   50  $565
                                   2 1Br/1Ba              1,000    1   $699       2BD/1BH                   800   96  $635
                                   3 2Br/1Ba              1,000    1   $749     4 2BD/1.5BH - Type 1      1,000   86  $665
                                   4 2Br/1.5Ba            1,100  120   $681     4 2BD/1.5BH - Type 2      1,050   78  $695
                                   5 3Br/1.5Ba            1,300   60   $781     5 3BD/2BH                 1,100   81  $760
    Average Unit Size (SF)         1,163                                        943
    Unit Breakdown:                    Efficiency     0%  2-Bedroom        39%      Efficiency       0%    2-Bedroom     66%
                                       1-Bedroom     61%  3-Bedroom         0%      1-Bedroom       13%    3-Bedroom     21%
CONDITION:                         Average                                      Average
APPEAL:                            Average                                      Average
AMENITIES:
    Unit Amenities                   X  Attach. Garage        Vaulted Ceiling        Attach. Garage         Vaulted Ceiling
                                     X  Balcony            X  W/D Connect.        X  Balcony                W/D Connect.
                                        Fireplace                                    Fireplace
                                     X  Cable TV Ready                            X  Cable TV Ready
    Project Amenities                X  Swimming Pool                             X  Swimming Pool
                                        Spa/Jacuzzi           Car Wash               Spa/Jacuzzi            Car Wash
                                     X  Basketball Court      BBQ Equipment          Basketball Court       BBQ Equipment
                                        Volleyball Court      Theater Room           Volleyball Court       Theater Room
                                        Sand Volley Ball      Meeting Hall           Sand Volley Ball       Meeting Hall
                                     X  Tennis Court          Secured Parking     X  Tennis Court           Secured Parking
                                        Racquet Ball       X  Laundry Room           Racquet Ball        X  Laundry Room
                                        Jogging Track         Business Office        Jogging Track          Business Office
                                        Gym Room                                  X  Gym Room
OCCUPANCY:                         93%                                          86%
LEASING DATA:
    Available Leasing Terms        6 to 15 Months                               6 to 12 Months
    Concessions                    $100 off 1st months rent with a 12-month     Reduced rents
                                   lease
    Pet Deposit                    $200                                         $200
    Utilities Paid by Tenant:        X  Electric           X  Natural Gas         X   Electric           X  Natural Gas
                                        Water                 Trash                   Water                 Trash
    Confirmation                   Brian Dean -Property Manager                 Leasing Agent
    Telephone Number               919-467-1843                                 919-853-3343
NOTES:                                                                          None
    COMPARISON TO SUBJECT:                                                      Similar

                                                   COMPARABLE                                  COMPARABLE
          DESCRIPTION                                R - 2                                         R - 3
--------------------------------------------------------------------------------------------------------------------------
    Property Name                  Oxford Square                               Misty Woods
    Management Company             Drucker & Faulk                             Equity Residential
LOCATION:
    Address                        1000 Village Greenway                       101 Harlon Drive
    City, State                    Raleigh, North Carolina                     Cary, North Carolina
    County                         Wake                                        Wake
    Proximity to Subject           1.5 miles northwest of the subject          0.20 mile northeast of the subject
PHYSICAL CHARATERISTICS:
    Net Rentable Area (SF)         155,650                                     280,760
    Year Built                     1975                                        1984
    Effective Age                  28                                          19
    Building Structure Type        Wood/vinyl siding walls; composition        Brick & wood siding walls; composition
                                   shingle roof                                shingle roof
    Parking Type (Gr., Cov.,etc.)  Open                                        Open
    Number of Units                184                                         360
    Unit Mix:                               Type             Unit Qty.  Mo.             Type            Unit  Qty.  Mo.
                                   1 1BD/1BH - Type 1         670   8  $610      1BD/1BH - Type 1        500   48  $553
                                   1 1BD/1BH - Type 2         680  12  $595    1 1BD/1BH - Type 2        670   78  $618
                                   1 1BD/1BH - Type 3         710   8  $630    1 1BD/1BH - Type 3        700   36  $628
                                   1 1BD/1BH - Type 4         720  12  $635      2BD/1BH                 850   88  $666
                                     2BD/1BH - Type 1         890  36  $685    4 2BD/2BH                 950  110  $731
                                   3 2BD/1BH - Type 2         950  18  $690
                                   3 2BD/1BH - Type 3       1,000  12  $715
                                     2BD/2BH                  845  54  $655
                                     3BD/1.5BH - Type 1     1,020  12  $785
                                     3BD/1.5BH - Type 2     1,130   4  $810
                                     3BD/1.5BH - Type 3     1,140   6  $820
                                   5 3BD/1.5BH - Type 4     1,280   2  $850
    Average Unit Size (SF)         874                                         780
    Unit Breakdown:                    Efficiency       0%    2-Bedroom   65%      Efficiency       0%    2-Bedroom    24%
                                       1-Bedroom       22%    3-Bedroom   13%      1-Bedroom       45%    3-Bedroom    31%
CONDITION:                         Average                                     Average
APPEAL:                            Average                                     Average
AMENITIES:
    Unit Amenities                     Attach. Garage        Vaulted Ceiling       Attach. Garage    X  Vaulted Ceiling
                                    X  Balcony            X  W/D Connect.       X  Balcony           X  W/D Connect.
                                       Fireplace                                X  Fireplace
                                    X  Cable TV Ready                           X  Cable TV Ready
    Project Amenities               X  Swimming Pool                            X  Swimming Pool
                                       Spa/Jacuzzi           Car Wash              Spa/Jacuzzi          Car Wash
                                       Basketball Court      BBQ Equipment         Basketball Court     BBQ Equipment
                                       Volleyball Court      Theater Room          Volleyball Court     Theater Room
                                       Sand Volley Ball      Meeting Hall          Sand Volley Ball     Meeting Hall
                                       Tennis Court          Secured Parking    X  Tennis Court         Secured Parking
                                       Racquet Ball       X  Laundry Room          Racquet Ball      X  Laundry Room
                                       Jogging Track         Business Office       Jogging Track        Business Office
                                    X  Gym Room                                 X  Gym Room
OCCUPANCY:                         75%                                         97%
LEASING DATA:
    Available Leasing Terms        6 to 13 Months                              12 month
    Concessions                    Reduced rents ($50 to $75 off)              Reduced rents ($50 off)

    Pet Deposit                    $300                                        $250 to $350
    Utilities Paid by Tenant:       X  Electric           X  Natural Gas        X  Electric          X  Natural Gas
                                       Water                 Trash                 Water                Trash
    Confirmation                   Boyce - Leasing Agent                       Kelli Dickson
    Telephone Number               919-467-7652                                919-469-9553
NOTES:                             None                                        None
    COMPARISON TO SUBJECT:         Similar                                     Similar

                                                   COMPARABLE                                    COMPARABLE
          DESCRIPTION                                R - 4                                         R - 5
-------------------------------------------------------------------------------------------------------------------------------
    Property Name                  Woodcreek                                   Merriwood
    Management Company             AMS Management LLC                          Drucker & Falk LLC
LOCATION:
    Address                        101 Stephanie Drive                         100-A Merriwood Drive
    City, State                    Cary, North Carolina                        Cary, North Carolina
    County                         Wake                                        Wake
    Proximity to Subject           0.30 mile northeast of the subject          1.5 miles northwest of the subject
PHYSICAL CHARATERISTICS:
    Net Rentable Area (SF)         151,752                                     132,752
    Year Built                     1980                                        1985
    Effective Age                  23                                          6
    Building Structure Type        Wood/vinyl siding walls; composition        Brick & wood/vinyl siding walls; asphalt
                                   shingle roof                                shingle roof
    Parking Type (Gr., Cov.,etc.)  Open                                        Open
    Number of Units                254                                         152
    Unit Mix:                               Type           Unit   Qty.   Mo.               Type            Unit   Qty.   Mo.
                                   1 1BD/1BH - Type 1       650    80   $425   1 1BD/1BH - Type 1            698   20   $520
                                   1 1BD/1BH - Type 2       667    32   $460   1 1BD/1BH - Type 2            746   20   $535
                                   2 1BD/1BH - Type 3       811    48   $595   3 2BD/1BH                     872   48   $630
                                   4 2BD/2BH                987    40   $715   4 2BD/1.5BH                   920   48   $650
                                                                                 3 BD/1.5BH - Type 1       1,092    8   $770
                                                                               5 3BD/1.5BH - Type 2        1,140    8   $795
    Average Unit Size (SF)         759                                         873
    Unit Breakdown:                    Efficiency      0%    2-Bedroom    16%      Efficiency          0%    2-Bedroom    63%
                                       1-Bedroom      63%    3-Bedroom     0%      1-Bedroom          26%    3-Bedroom    11%
CONDITION:                         Average                                     Average
APPEAL:                            Average                                     Average
AMENITIES:
    Unit Amenities                     Attach. Garage        Vaulted Ceiling       Attach. Garage        Vaulted Ceiling
                                    X  Balcony            X  W/D Connect.       X  Balcony            X  W/D Connect.
                                    X  Fireplace                                X  Fireplace
                                    X  Cable TV Ready                           X  Cable TV Ready
    Project Amenities               X  Swimming Pool                            X  Swimming Pool
                                       Spa/Jacuzzi           Car Wash              Spa/Jacuzzi           Car Wash
                                       Basketball Court      BBQ Equipment         Basketball Court   X  BBQ Equipment
                                       Volleyball Court      Theater Room          Volleyball Court      Theater Room
                                       Sand Volley Ball      Meeting Hall          Sand Volley Ball      Meeting Hall
                                    X  Tennis Court          Secured Parking    X  Tennis Court          Secured Parking
                                       Racquet Ball       X  Laundry Room          Racquet Ball       X  Laundry Room
                                       Jogging Track      X  Business Office       Jogging Track         Business Office
                                    X  Gym Room                                 X  Gym Room
OCCUPANCY:                         80%                                         86%
LEASING DATA:
    Available Leasing Terms        6 to 15 Months                              6 to 15 Months
    Concessions                    Reduced rents ($25 to $50 off) 1st month    $499 for 1st two months rent
                                   free 2 bd
    Pet Deposit                    $200                                        $100
    Utilities Paid by Tenant:       X  Electric           X  Natural Gas        X  Electric           X  Natural Gas
                                       Water                 Trash                 Water                 Trash
    Confirmation                   Vicki Wayne                                 Claudia Cerda
    Telephone Number               919-467-5574                                919-462-7020
NOTES:                             None                                        None
    COMPARISON TO SUBJECT:         Similar                                     Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1              COMPARABLE R-2              COMPARABLE R-3
     SUMTER SQUARE               OXFORD SQUARE                MISTY WOODS
  613 Charleston Road        1000 Village Greenway         101 Harlon Drive
Raleigh, North Carolina     Raleigh, North Carolina      Cary, North Carolina
       [PICTURE]                   [PICTURE]                   [PICTURE]

    COMPARABLE R-4              COMPARABLE R-5
       WOODCREEK                   MERRIWOOD
  101 Stephanie Drive        100-A Merriwood Drive
 Cary, North Carolina        Cary, North Carolina
       [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and J. Chad Walker provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  /s/ Frank Fehribach
                                                  -------------------
                                                 Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       North Carolina Temporary Practice Permit
                                                         #2578

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                                     FRANK A. FEHRIBACH, MAI
                              MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

    Valuation              Mr. Fehribach has experience in valuations for resort
                           hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land;
                           regional malls; residential subdivision development;
                           and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                           Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

    Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                  University of Texas - Arlington
                             Master of Science - Real Estate
                           University of Dallas
                             Master of Business Administration - Industrial
                           Management
                           Bachelor of Arts - Economics

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser, #30828
                           State of Arkansas, State Certified General Appraiser,
                           #CG1387N
                           State of Colorado, Certified General Appraiser,
                           #CG40000445
                           State of Georgia, Certified General Real Property
                           Appraiser, #218487
                           State of Michigan, Certified General Appraiser,
                           #1201008081
                           State of Texas, Real Estate Salesman License, #407158
                           (Inactive)
                           State of Texas, State Certified General Real Estate
                           Appraiser,
                           #TX-1323954-G

PROFESSIONAL               Appraisal Institute, MAI Designated Member Candidate
AFFILIATIONS               Member of the CCIM Institute pursuing Certified
                           Commercial Investment Member (CCIM) designation

PUBLICATIONS               "An Analysis of the Determinants of Industrial
                           Property -authored with Dr. Ronald C. Rutherford and
                           Dr. Mark Eakin, The Journal of Real Estate Research,
                           Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
WILLIAMSBURG MANOR, CARY, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.